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[HOBE & LUCAS LETTERHEAD]




                                                        February 17, 1997


Office of the Chief Accountant
United States Securities and Exchange Commission
Washington, D.C. 20549

                                RE:  Coronado Industries, Inc.
                                     Commission File Number: 33-33042-NY

Dear Sir:

        Please be advised that we are in agreement with the statements made on the Coronado Industries, Inc. original Form 8-K and Amended Form 8-K/A, dated January 31, 1997 and January 17, 1997, respectively.

        On March 21, 1996, we issued an opinion on the consolidated financial statements of Logical Computer Services of New York, Ltd., a New York corporation and a Company predecessor corporation, in conjunction with the issuance of the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995. The letter stated that the accompanying consolidated financial statements for the fiscal years ended December 31, 1995 and 1994 were prepared assuming that the Company would continue as a going concern. The letter referred to disclosures in Note 8 of the financial statements that the Company had incurred net losses during the years ended December 31, 1995 and 1994, respectively, which along with other conditions, raised substantial doubt about the Company's ability to continue as a going concern. The letter additionally stated that the financial statements did not include any adjustments that might result from the outcome of these uncertainties. Note 8 to the accompanying financial statements disclosed that in order to meet the Company's current debt, additional working capital would be required and that as of the date of the report the Company had not raised sufficient funds to meet its needs. No disagreements with the Company existed at any time.

        The Company's principal offices were moved to Fountain Hills, Arizona on or about November 6, 1996. By letter dated January 17, 1997, we resigned as the Company's certifying accountant due to the distance between the accountant's offices and those of the Company which made it difficult to conduct the communication necessary to perform an audit. The resignation letter stated that no audit services had been performed as of the date of the letter and that we were willing to discuss any questions with a successor accountant, after the Company engaged such a successor firm. The Company has authorized us to respond fully to the inquiries of any Company successor accountant concerning the subject matter of its prior opinions and any qualification thereof.

                                        Very truly yours,


                                        /s/ Jerome J. Lucas

                                        Jerome J. Lucas

JJL/jp